Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES MARCH 2006 SALES RESULTS

— Total Sales Increased 10.5% Over Prior Year —

New York, New York, April 6, 2006 – AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the five-week period ended April 1, 2006 increased 10.5 percent to $212.5 million over total net sales of $192.3 million for the five-week period ended April 2, 2005. By division, net sales were $84.0 million for Ann Taylor compared to $79.4 million last year, and $105.1 million for Ann Taylor LOFT compared to $92.7 million last year.

Comparable store sales for the period increased 0.8 percent compared to a comparable store sales decrease of 1.7 percent for the same five-week period last year. By division, comparable store sales for fiscal March 2006 were up 5.7 percent for Ann Taylor compared to a 3.3 percent decrease last year, and down 2.6 percent for Ann Taylor LOFT compared to being flat last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “The Ann Taylor division posted its eighth consecutive month of positive comparable store sales in March, driven by continued strength in dresses, skirts and suits. At LOFT, our spring offering with its emphasis on novelty and embellishment continued to resonate with our client, though we would have benefited from having more depth in certain fashion categories. Clearly our March volume was impacted by Easter falling in April this year. As a result of the calendar shift we believe the combination of March and April sales is a better barometer of spring selling for our brands.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 824 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of the end of Fiscal 2005.

ANNTAYLOR

                  

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences

•	competitive influences and decline in the demand for merchandise offered by the Company

•	changes in levels of store traffic or consumer spending habits

•	effectiveness of the Company’s brand awareness and marketing programs

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries

•	general economic conditions, including the impact of higher energy prices, or a downturn in the retail industry

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores

•	lack of sufficient consumer interest in the Company’s Online Stores

•	a significant change in the regulatory environment applicable to the Company’s business

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints

•	the uncertainties of sourcing associated with the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the possible re-imposition of quotas or other trade law or import restrictions in certain categories;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors

•	acts of war or terrorism in the United States or worldwide

•	work stoppages, slowdowns or strikes

•	the inability of the Company to hire, retain and train key personnel

Further description of these risks and uncertainties and other important factors are set forth in the Company’s filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

                  

Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547